Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink's Prices $600 Million Senior Notes Offering

RICHMOND, VA., October 5, 2017 – The Brink’s Company (NYSE:BCO) today announced the pricing of its 10-year senior unsecured notes in an aggregate principal amount of $600 million, an increase of $100 million over the amount announced previously. The notes will be issued at par, will mature on October 15, 2027 and will bear an annual interest rate of 4.625%. The notes will be general unsecured obligations guaranteed by the company’s existing and future U.S. subsidiaries that are to be guarantors under its new credit facility. The offering is expected to close on October 20, 2017 subject to customary closing conditions.

Proceeds from the notes are expected to be used in part to repay the existing revolving credit facility, the existing term loan, certain other existing indebtedness and certain fees and expenses related to the closing of the transactions. Remaining net proceeds are expected to be used for working capital needs, capital expenditures, acquisitions and other general corporate purposes.

The notes have not been and will not be registered under the Securities Act of 1933 (“Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on the exception from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

    About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure logistics and security solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), international transportation of valuables, and payment services. Our customers include financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations. Our global network of operations in 41 countries serve customers in more than 100 countries. For more information, please call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” and “estimate,” and variations of such words and similar expressions, may identify such forward-looking information. Forward looking information in this release includes, but is not limited to the notes offering and the details thereof, including the proposed use of proceeds therefrom. Forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual result, performance or achievements to differ materially from those that are anticipated. These and other risks and uncertainties include, but are not limited to, factors discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2016 and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this release is representative only as of the date of this document and The Brink’s Company undertakes no obligation to update any information contained in this document.

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